James E. Slayton, CPA
2858 West Market Street
Suite C
Fairlawn, Ohio 44333

To Whom it May Concern:

The firm of James E. Slayton, Ceritified Public Accountant consents to the inclusion of my report of February 9, 2000, on the Financial Statements of California Software Corporation on years ending December 31, 1999 and December 31, 2000, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/James E. Slayton, CPA
Ohio License ID # 04-1-15582